Exhibit 10.101

September 19, 2014

CYTORI THERAPEUTICS, INC.
3020 Callan Road
San Diego, California 92121
Attn: Tiago Girão, Chief Financial Officer

Re: Waiver of Financial Covenant

Dear Mr. Girão:

Reference is made to Loan and Security Agreement (as the same may from time to time be amended, modified, supplemented or restated, the “Agreement”), dated as of June 28, 2013 (the “Effective Date”,) among Oxford Finance LLC, a Delaware limited liability company with an office located at 133 North Fairfax Street, Alexandria, Virginia 22314 (“Oxford”), as collateral agent (in such capacity, “Collateral Agent”), the Lenders listed on Schedule 1.1 thereto or otherwise a party thereto from time to time including Oxford in its capacity as a Lender and Silicon Valley Bank, a California corporation with an office located at 3003 Tasman Drive, Santa Clara, CA 95054 (“Bank” or “SVB”) (each a “Lender” and collectively, the “Lenders”), and Cytori Therapeutics, Inc., a Delaware corporation with offices located at 3020 Callan Road, San Diego, CA  92121 (“Borrower”). Capitalized terms used but not defined herein shall have the respective meanings given thereto in the Agreement.

Reference is further made to Section 6.10 of the Agreement pursuant to which Borrower and the other Loan Parties are requires at all times to have unrestricted balance sheet cash and Cash Equivalents in one or more deposit accounts or securities accounts which are subject to a Control Agreement in favor of Collateral Agent in an amount of not less than the product of (i) negative three (-3) times (ii) the Cash Burn Amount at such time.

This letter (this “Waiver Letter”) sets forth the waiver by Collateral Agent and Lenders of Borrower’s failure to comply with its obligations set forth in Section 6.10 of the Agreement for the one month period ending on October 31, 2014 (the “Waiver Period”) in consideration of the Borrower’s representations, warranties, covenants and agreements set forth herein.

1.
Collateral Agent and Lenders hereby waive Borrower’s failure to comply with Section 6.10 of the Agreement, strictly for the Waiver Period, and hereby waive any Event of Default that such failure may constitute under the Agreement.

2.
The waiver set forth in Section 1 above is effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Collateral Agent or Lenders may now have or may have in the future under or in connection with any Loan Document.

3.
This Waiver Letter shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein waived, are hereby ratified and confirmed and shall remain in full force and effect.

4.	To induce Collateral Agent and Lenders to enter into this Waiver Letter, Borrower hereby represents and warrants to Collateral Agent and Lenders as follows:

a.
Immediately after giving effect to this Waiver Letter, (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) no Event of Default has occurred and is continuing;

b.	Borrower has the power and due authority to execute and deliver this Waiver Letter and to perform its obligations under the Loan Agreement, as waived by this Waiver Letter;

c.
The organizational documents of Borrower delivered to Collateral Agent on the Effective Date remain true, accurate and complete and have not been amended, supplemented or restated except  for the Certificate of Incorporation which was amended and restated to reflect the increase in the authorized shares of the Company (and a copy of which, as amended and restated, has been provided to Collateral Agent and Lenders), and are and continue to be in full force and effect;

d.
The execution and delivery by Borrower of this Waiver Letter and the performance by Borrower of its obligations under the Loan Agreement, as waived hereby, do not and will not contravene (i) any law or regulation binding on or affecting Borrower, (ii) any contractual restriction with a Person binding on Borrower, (iii) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (iv) the organizational documents of Borrower;

e.
The execution and delivery by Borrower of this Waiver Letter and the performance by Borrower of its obligations under the Loan Agreement, as waived by this Waiver Letter, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on Borrower, except as already has been obtained or made; and

f.
This Waiver Letter has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

5.
To induce Collateral Agent and Lenders to enter into this Waiver Letter, on October 6, 2014, Borrower shall terminate each of the outstanding Warrants (“Old Warrants”) issued pursuant to the Agreement and simultaneously issue in lieu thereof new Warrants (“New Warrants”) to the holders of the Old Warrants.  Unless otherwise agreed to by each party in its sole discretion, each New Warrant shall be in such form and substance as is identical to the corresponding Old Warrant (in lieu of which it is being issued) other than the date of the issuance of such New Warrant and the warrant exercise price (referred to as “Warrant Price” in the Old Warrants) for such New Warrant.  The warrant exercise price (referred to as “Warrant Price” in the Old Warrants) for such New Warrant shall be equal to the lower of (i) the closing purchase price per share of Borrower’s common stock, par value $0.001per share (the “Common Stock”) on the NASDAQ stock market for September 30, 2014, or (ii) the average closing price per share of the Common Stock on the NASDAQ stock market for October 1, 2 and 3, 2014.

For the avoidance of doubt, the parties agree that the total number of shares of Common Stock that the holder of each New Warrant shall be entitled to subscribe for and purchase upon exercise of such New Warrant shall be equal to the total number of shares of Common Stock that the applicable Old Warrant (in lieu of which such New Warrant is being issued) could have been exercised for prior to its termination.

6.
Except as expressly set forth herein, the Loan Agreement and the other Loan Documents shall continue in full force and effect without alteration or amendment.  This Waiver Letter and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements.

7.
This Waiver Letter shall be deemed effective as of the date hereof upon the due execution and delivery to Collateral Agent of this Waiver Letter by each party hereto, but shall be subject to the Borrower’s representations and warranties made herein being true and accurate and the fulfilment of Borrower’s obligations hereunder including without limitation, the (a) Borrower’s payment of all Lenders’ Expenses incurred through the date hereof, which may be debited from any of Borrower’s accounts with Lenders and (b) Borrower’s fulfilment of its obligations set forth in Section 5 above.

8.	This Waiver Letter may be executed in any number of counterparts, each of which shall be deemed an original, and all of which, taken together, shall constitute one and the same instrument.

9.	This Waiver Letter and the rights and obligations of the parties hereto shall be governed by and construed in accordance with the laws of the State of California.

[Signature Page to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Waiver Letter to be executed as of the date first set forth above.

COLLATERAL AGENT AND LENDER:		BORROWER:

OXFORD FINANCE LLC		CYTORI THERAPEUTICS, INC.

By:	/s/ Mark Davis	By:	/s/ Marc H. Hedrick
Name:	Mark Davis	Name:	Marc. H. Hedrick
Title:	Vice President-Finance, Secretary & Treasurer	Title:	President & Chief Executive Officer

LENDER:

SILICON VALLEY BANK

By:	/s/ D. Michael White
Name:	D. Michael White
Title:	Financing Director, SVB